Master Light Enterprises Ltd.
5/F, Shing Dao Industrial Building Securities
232 Aberdeen Main Road, 5th Floor
Hong Kong
August 20, 2001


Cosmo Communications Corporation
c/o Ms. Carol Atkinson
95 Collins Drive
Marlboro, MA  01752

Mr. Amancio Victor Suarez
Mr. Amancio J. Suarez
Mr. Carlos Ortega
Mr. Peter Horak
Mr. Jeffrey Horak
10450 N.W. 31st Terrace
Miami, FL  33172
Re:	Cosmo Communications Corporation
Gentlemen:
Reference is made to that certain Stock Purchase Agreement dated April 28, 2000 (the "Stock Purchase Agreement") by and among Cosmo Communications Corporation (the "Company"), Amancio Victor Suarez ("AV Suarez"), Carlos Ortega ("Ortega), Amancio J. Suarez ("AJ Suarez" and collectively with AV Suarez and Ortega, the "Stockholders") and Master Light
Enterprises Ltd., as assignee of Starlight Marketing Development Ltd. ("Master Light"),
and the related letter agreements supplementing and
modifying the terms of the Stock Purchase Agreement among
the Stockholders, Peter Horak ("P. Horak") and/or
Jeffrey Horak ("J. Horak") and Master Light dated
April 19, 2000, July 13, 2000, July 27, 2000 and
November 20, 2000 (the "Letter Agreements").
Terms used but not otherwise defined in this letter
shall have the definition set forth in the Stock
Purchase Agreement.
Pursuant to the terms of the Letter Agreements, on
January 23, 2001, Master Light acquired an aggregate
of 1,347,420 shares (the "Phase I Shares") of the Common
Stock of the Company from the Stockholders
(the "Phase I Purchase") for an aggregate of $50,843
(the "Purchase Price"), which Purchase Price is being
held in escrow by Feldhake, August & Roquemore, LLP,
as escrow agent (the "Escrow Agent"),
pursuant to an Escrow Agreement dated as of December 1, 2000 among the Company, the Stockholders, Master Light and the Escrow Agent. The number of shares purchased from the Stockholders, the purchase price paid and the number of shares currently owned
by the Stockholders is as follows:
Stockholder	Shares Sold	 Purchase Price	Shares Owned
AV Suarez	828,124		$31,248.10	235,136
Ortega		259,648		$9,797.45	 73,686
AJ Suarez	259,648		$9,797.45	 73,686

On June 19, 2001, at a special meeting of stockholders
of the Company, the stockholders of the Company approved
an increase in the number of authorized shares of
Common Stock of the Company from 4,000,000 to 50,000,000 and, on August 9, 2001, the amendment to the articles of incorporation of the Company were duly amended. Accordingly, the Company, the Stockholders and Master Light are
prepared to consummate the transactions contemplated
by the Stock Purchase Agreement and the Letter Agreements
(the "Closing").
In this regard, the Company, the Stockholders and
Master Light desire to enter into this letter agreement
in order to rescind the Phase I Purchase and clarify the rights and obligations of the Company, the Stockholders and Master Light under the Stock Purchase Agreement and
the Letter Agreements.
In this regard, the parties agree as follows:
1.Each of the Stockholders and Master Light agree to
rescind the Phase I Purchase and, in lieu thereof and in consideration of the matters set forth in this letter, each of the Stockholders agree to surrender the Phase I Shares to the Company where they shall have the status of unissued treasury shares. Each of the Stockholders hereby agrees to deliver to the Company one or more certificates representing the shares to be surrendered, duly endorsed in a form sufficient for transfer. In the event that the Stockholders are not able to locate the certificates representing the shares transferred, the Stockholders shall, at their sole cost and expense, take any steps required by the transfer agent to effectuate the surrender of the shares, including executing an Affidavit of Loss or posting any required bond.
Each of the Stockholders, Master Light and the Company
hereby direct Feldhake, August & Roquemore, LLP, as
escrow agent, to deliver all funds held by it in escrow
to Piper Marbury Rudnick & Wolfe LLP and, upon such
delivery, the Escrow Agreement dated as of December 1,
2000 among the Company, the Stockholders, Master Light
and the Escrow Agent shall terminate.
2.Pursuant to the Stock Purchase Agreement, the Company
and the Stockholders represented that the net asset value as of the Closing Date would not be less than negative $499,000. The parties agree that for purposes of this letter, the Net Asset Value shall be deemed to be negative $902,968. To satisfy this shortfall of $403,968.11, effective as of the Closing:
i.	Each of J. Horak and P. Horak agree to waive and
release the Company and/or its subsidiaries and affiliates from and against the Company's obligation to pay $79,425 owed to each of them, or an aggregate of $158,850, and
shall surrender to the Company an aggregate of 20,000
shares which are being issued pursuant to paragraph 3
below where they shall have the status of unissued
treasury shares.
ii.	The Stockholders shall pay to the Company an
aggregate of $35,628.81, which amount shall be satisfied by the surrender to the Company by each of the Stockholders of the following number of shares of the Company's
Common Stock (at an assumed value of $0.037615 per share), or an aggregate of 947,147 shares:

AV Suarez 		582,117
AJ Suarez		365,030

iii.	The balance of the shortfall, aggregating $208,737,
shall be paid to the Company by each of the Stockholders in accordance with a Non-Recourse Note, in the form of Exhibit A hereto (the "Note"), in the following principal amounts:

AV Suarez		$166,572
Ortega	 		    42,165

	3.	Effective as of the Closing, each of Messrs.
AV Suarez, Ortega, AJ Suarez, P. Horak and J. Horak agree to waive and release the Company and its subsidiaries and affiliates from and against any and all other liabilities or obligations that they may have to any of them in consideration for the issuance by the Company of an aggregate of 2,090,000 shares of the Company's Common Stock as follows:

AV Suarez			 1,137,342
Ortega				    117,658
AJ Suarez			    300,000
P. Horak and J. Horak		 535,000, of which 20,000
will be surrendered.

4.	At the closing, in order to secure the obligations
of the Stockholders under the Note and the indemnification obligations of Stockholders under the Stock Purchase
Agreement (collectively, the "Continuing Obligations"), the Stockholders, the Company and Master Light shall enter into a Pledge and Escrow Agreement, in the form of Exhibit B hereto
(the "Pledge Agreement"), with
Piper Marbury Rudnick & Wolfe, LLP as escrow agent, pursuant to which all of the shares of the Company's
Common Stock owned by the Stockholders (the "Pledged Shares") shall be pledged to the
Company and Master Light and shall be held in escrow.

	In the event that the Continuing Obligations are fulfilled by the date which is two (2) years from the date of the Second Closing, then the escrow agent shall release the Pledged Shares to the Stockholders.
In the event that the Continuing Obligations are not fulfilled by the date which is two (2) years from the date of the Second Closing, then the collateral shall be maintained and disbursed as set forth in the Pledge Agreement. Neither the Company nor Master Light shall have any recourse under the Note except for the value of the Pledged Shares at the time of the release of the Pledged Shares.

	5.	In order to effectuate the stock issuances,
surrenders and pledges contemplated by this Agreement, the following actions shall take place:

i.	Subject to receipt of lost certificate affidavits
from the Stockholders and their affiliates, the Company shall cause the transfer agent to issue replacement certificates as follows:

AV Suarez		1,053,260
AV and Hilda Suarez	     10,000
Ortega			   250,992
Ortega			      82,342
AJ Suarez		   333,334

ii.	The Company shall cause the transfer agent to issue
one or more certificates to each of AV Suarez, Ortega, AJ Suarez, P. Horak and J. Horak in the accordance with paragraph 3 in the following amounts:

AV Suarez		    790,361
AV Suarez		    346,981
AJ Suarez		    300,000
Ortega			    117,658


iii.	AV Suarez shall (A) execute stock powers transferring
an aggregate of 1,410,241 shares owned by him to the Company's treasury in accordance with Paragraphs 1 and 2(ii) and (B) deliver a stock certificate representing 790,361 shares, together with a stock power duly endorsed in blank to the Escrow Agent.

iv.AJ Suarez shall execute a stock power transferring all 633,334 shares owned by him to the Company's treasury in accordance with Paragraphs 1 and 2(ii).

v.	Ortega shall (A) execute a stock power transferring
250,992 shares owned by him to the Company's treasury in accordance with Paragraph 1 and (B) deliver stock certificates representing 200,000 shares, together with stock powers duly endorsed in blank to the Escrow Agent in accordance with paragraph 4.

vi.	Each of P. Horak and J. Horak shall execute a
stock power transferring 10,000 shares owned by him to the Company's treasury in accordance with Paragraph 2(i) above.

6.	At the Closing and after giving effect to the
transactions described above, Master Light shall purchase from the Company and the Company shall sell to Master Light, an aggregate of 26,585,008 shares of the Company's Common Stock for an aggregate purchase price of $1,000,000, or $.037615 per share. In partial satisfaction of its obligation to pay the purchase price,
Master Light shall credit the principal balance and accrued interest against the purchase price for the shares.
The balance of the purchase price shall be paid in cash, of which the funds held by Piper Marbury Rudnick & Wolfe
LLP in escrow shall be applied against the purchase price and Piper Marbury Rudnick & Wolfe shall disburse the funds as directed by the Company.

7.	At the Closing, in consideration for the matter
set forth in this agreement, the Company shall
(i) surrender to the treasury of Cosmo Telecom Corp the 1000 shares of the stock of Cosmo Telecom Corp.
where they shall have the status of unissued treasury shares and (ii) transfer to each of AJ Suarez and AV Suarez 330 shares of stock of CSE Technologies, representing all of the issued and outstanding capital stock of these corporations.

8.	After giving effect to all of the transactions
contemplated above, the post closing capitalization of the Company shall be as set forth on Exhibit C hereto.

9.	On or promptly after the Closing, the Company
shall discharge the loans payable to Congress
Financial Corp. and Ocean Bank to the extent that such loans are not Excluded Liabilities.

	In the event of any conflict between the terms of this letter agreement and the Stock Purchase Agreement and the Letter Agreement, the terms of this letter agreement shall control.

This letter agreement may be amended, modified, superseded, cancelled, renewed or extended and the term or covenants hereof may be waived, only by a written instrument executed by the party to be charged therewith.

This letter agreement shall be governed by the laws of the state of Florida.

[Signature Page Follows]


This letter agreement may be executed in counterparts.

Very truly yours,
Master Light Enterprises Ltd.
By:  /s/ Philip Lau
Philip Lau


ACCEPTED AND AGREED TO:


COSMO COMMUNICATIONS CORPORATION


By   /s/ Philip Lau
		Philip Lau

/s/ Amancio Victor Suarez
Amancio Victor Suarez


/s/ Amancio J. Suarez
Amancio J. Suarez


/s/ Carlos Ortega
Carlos Ortega


/s/ Peter Horak
Peter Horak


/s/ Jeffrey Horak
Jeffrey Horak
??

??
(Footnote continued from previous page)

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Cosmo Communications Corporation
August 20, 2001
Page 7






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